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                                                                  EXHIBIT 10.01


                            MICRONICS COMPUTERS, INC.

                              EMPLOYMENT AGREEMENT



          This Agreement is entered into as of February 6, 1998 (the "Effective Date") by and between Micronics Computers, Inc., a Delaware corporation (the "Company"), having its principal place of business at 45365 Northport Loop West, Fremont, California 94538, and Charles J. Hart ("Mr. Hart"), residing at _____________________________________________. In consideration of the terms and conditions set forth in this Agreement, the parties agree as follows:

          1. EMPLOYMENT AND DUTIES.

               1.1 APPOINTMENT. On the Effective Date, the Company hereby employs Mr. Hart and Mr. Hart hereby accepts employment with the Company upon the terms and conditions set forth in this Agreement. During the term of this Agreement, Mr. Hart will be Chief Executive Officer of the Company and his duties will be executive in nature, consistent with his title. Initially, he will report to Wm. E. Shelander, Chairman of the Board of Directors of the Company (the "Board"). Mr. Hart has been elected to the Board and will be renominated at the April 1997 annual meeting of the Company's stockholders. Mr. Hart hereby represents and warrants to the Company that he is free to enter into and fully perform this Agreement and the documents referred to herein.

               1.2 NATURE OF EMPLOYMENT. During the term of his employment with the Company, Mr. Hart will devote his full skill, efforts, business time and attention to his employment with the Company. Mr. Hart will not perform services for compensation for any entity or person other than the Company without the prior express written consent of the Company after approval by resolution of the Board. However, Mr. Hart may participate in investment or other activities unrelated to employment for another for compensation to the extent that such activities do not preclude or conflict with his employment under this Agreement.

          2. TERM. The term of this Agreement will commence as of the Effective Date and will terminate on the earlier of the death of the Mr. Hart or on the second anniversary of the date of this Agreement (the "Expiration Date").

          3. COMPENSATION AND EXPENSES. In consideration for the services to be rendered to the Company under this Agreement in all capacities, including, without limitation, services as an officer, employee, director or member of any committee of the Board of the Company or any subsidiary thereof, during the term of this Agreement, Mr. Hart will be paid as follows:

               3.1 SALARY. During the period from the Effective Date to August 3, 1998 ("Period One"), Mr. Hart will be paid $20,000 per month. From August 3, 1998 to February 2, 1999 ("Period Two"), Mr. Hart will be paid $22,000 per month, and on and after February 2, 1999 ("Period Three"), subject to the discretion of the Board, Mr. Hart will be paid a salary of




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                                                                 Micronics/Hart
                                                           Employment Agreement


$25,000 per month. Changes during Period Three, either up or down, will be determined by the Board, in its sole discretion, at any time or from time to time. Any such salary will be payable in installments, as earned, less any normal payroll deductions, in accordance with prevailing payroll practices of the Company from time to time and will be proportionately reduced to the extent that Mr. Hart is not working full time for the Company. For purposes of this
Section 3.l, "full time" will be defined by the Company's policy, as amended from time to time, concerning the number of hours that must be worked by an individual to be considered a full-time employee and, if no policy is set, "full time" shall mean at least 40 hours per week.

               3.2 QUARTERLY BONUSES. The Board, in its sole discretion, may determine by resolution to pay Mr. Hart all or any portion of the following quarterly bonuses upon the achievement of the following milestones in any Quarter (defined below):

                    3.2.1 Definitions.

                          (a) "Quarter" shall mean a three-month period
commencing on the first day of January, April, July or October in any calendar year during the term of this Agreement and until April 1, 2000 so long as Mr. Hart is employed full-time by the Company for the entire three-month period, with the first such Quarter to commence on January 1, 1998 and the last such Quarter to commence January 1, 2000.

                          (b) "Operating Income" shall mean the Company's actual
income from operations, determined in accordance with generally accepted accounting principles for financial reporting purposes, consistently applied, after review or audit of the Company's independent auditors in each case.

                    3.2.2 Operating Income Bonus. If Operating Income for any Quarter (the "First Quarter") is $500,000 or more and Operating Income for the following Quarter (the "Second Quarter") exceeds Operating Income for the First Quarter, then Mr. Hart will be eligible to receive a $50,000 bonus for the First Quarter. For example, (a) if Operating Income earned for the Quarter that commenced on January 1, 1998 is $500,000 and Operating Income is $500,000.01 for the Quarter commencing on April 1, 1998, then Mr. Hart will be eligible to receive a $50,000 bonus for the Quarter that commenced on January 1, 1998, and
(b) if Operating Income is $499,999.01 for the Quarter commencing on October 1, 1999 and is $500,000.01 for the Quarter commencing on January 1, 2000, then Mr. Hart will not be eligible for a bonus for the Quarter commencing on October 1, 1999.

               3.4 WHEN BONUS EARNED AND PAID. Each bonus provided for under this Section 3 will be paid to Mr. Hart within 20 days after the Board has approved the same, in its discretion, by resolution duly adopted at a meeting or by written consent and Operating Income has been determined for the Quarters in question. For purposes of such meeting or written consent, Mr. Hart may be counted to establish a quorum, Mr. Hart's vote will not be counted in connection with such approval and such approval may occur subsequent to the termination of this Agreement. Accordingly, computation of any amount available for distribution will not be construed to create Mr. Hart's rights to receive "wages" until Board approval has been obtained and such 20 day period has run.



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                                                                 Micronics/Hart
                                                           Employment Agreement


               3.5 BENEFITS. During the term of this Agreement, Mr. Hart will not be entitled to any payments under the Company's Cash Bonus Plan or its Profit Sharing Plan. Except as to participation in such Plans, Mr. Hart will be provided with such vacation, disability, insurance and other benefits as are provided to the Company's employees generally.

               3.6 EXPENSES. The Company will reimburse Mr. Hart for all reasonable and necessary expenses incurred by Mr. Hart in connection with the Company's business, provided that such expenses are deductible to the Company, are in accordance with applicable policy set by the Board or Company management from time to time and are properly documented and accounted for in accordance with the policy of the Company and with the requirements of the Internal Revenue Service.

          4. COMPANY STOCK.

               4.1 OPTION GRANT. As of the Effective Date, Mr. Hart has been granted an option pursuant to the Company's 1989 Stock Option Plan (the "Plan") for the purchase in the aggregate of 350,000 shares of the Company's Common Stock, exercisable at an exercise price per share equal to the per share closing price of the Company's Common Stock on February 5, 1998. The option vests as to 87,500 shares on February 6, 1999 and the remaining 262,500 shares vest as to an equal number of shares each month over the following three-year period, for a total vesting period of four years. This option is an Incentive Stock Option with respect to the first $100,000 worth of stock that vests in each year. In accordance with the Plan, all options accelerate vesting upon certain acquisitions of the Company. However, the Company and Mr. Hart agree that such accelerated vesting will not apply to two-thirds of the shares of Common Stock subject to the option described in this Section 4.1 if the acquisition transaction is closed by the Company within six months after the Effective Date.

               4.2 ADDITIONAL OPTIONS. Additional options will be granted to Mr. Hart under the Plan (or any successor plan) subsequent to the execution of this Agreement at an exercise price equal to the closing price of the Company's Common Stock on the Nasdaq National Market on the day preceding the date of Board approval of such grant (a) for an additional 100,000 shares approximately six months after the Effective Date and (b) for an additional 100,000 shares upon completion of two consecutive Quarters in which Operating Income exceeds $500,000 in each such Quarter, assuming in each case that Mr. Hart remains continuously employed by the Company through the date of grant. Each option described in this Section 4.2 will vest in arrears as to an equal number of shares each month over a four-year period commencing on the date of grant and will qualify as an Incentive Stock Option to the extent possible given the $100,000 per annum vesting restriction imposed by applicable tax laws relating to Incentive Stock Options. Any further options granted to Mr. Hart will be at the sole discretion of the Board.

          5. COLLATERAL AGREEMENTS. Mr. Hart and the Company acknowledge that they have entered into, or will enter into prior to February 6, 1998, an Indemnification Agreement and a Confidentiality and Proprietary Rights Agreement (the "Proprietary Rights Agreement") in standard form used by the Company with its employees generally. Such Agreements will not terminate as a result of expiration or termination of this Agreement and thereafter will continue in full force and effect in accordance with their terms.




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                                                                  Micronics/Hart
                                                            Employment Agreement

          6. TERMINATION OF EMPLOYMENT DURING TERM.

               6.1 DEFINITIONS.

                    6.1.1 "Good Cause" shall mean (a) habitual neglect or malfeasance of duty that continues uncured after 30 days notice by the Company to Mr. Hart, (b) a material act of dishonesty, (c) conviction of a felony, (d) inability to render services under this Agreement for any period in excess of 90 days out of any twelve-month period (whether due to ill health or otherwise),
(e) failure to cure or cease repeated or a serious violation or violations of the Company's published and written rules, or of the directions of the Board, that remain or remains uncured 30 days after receipt of written notice thereof or (f) material or repeated breach of this Agreement or of the Proprietary Rights and Confidentiality Agreement to be entered into by the Company and Mr. Hart as provided in Section 5 above that remains uncured 30 days after receipt of written notice thereof.

                    6.1.2 "Severance." If Mr. Hart's employment with the Company is terminated by the Company without Good Cause during Period One, then "Severance" will mean $120,000. If such termination occurs during Period Two, "Severance" will mean $22,000 times the number of full months that Mr. Hart has served as an employee under the terms of this Agreement (the "Service Period"), and if such termination occurs during Period Three, "Severance" will mean an amount equal to twelve months' of Mr. Hart's monthly salary then-current at the time of such termination.

               6.2 TERMINATION BY MR. HART. Mr. Hart, in his sole discretion, may terminate his employment with the Company at any time prior to the Expiration Date upon giving the Company at least 45 days prior written notice delivered to any other member of the Board at such Board member's last known address. Such termination will also terminate this Agreement.

               6.3 TERMINATION BY THE COMPANY. The Company, in the sole discretion of the Board, may terminate Mr. Hart's employment prior to the Expiration Date, with or without Good Cause. Termination by the Company for Good Cause will terminate this Agreement. However, if termination is without Good Cause (a) the Company must give Mr. Hart at least seven days' prior written notice, (b) Severance will be paid to Mr. Hart, payable over six months if such termination occurs during Period One, over the number of full months that is equal to the Service Period if such termination occurs during Period Two and over a twelve month period if such termination occurs during Period Three and
(c) during any time that Severence is paid to Mr. Hart, the Company will provide COBRA benefits to Mr. Hart and his immediate family at the Company's expense. Payments of Severance will be made in equal amounts at such times as Mr. Hart would have been paid had he remained employed by the Company to the date of each payment so long as Mr. Hart does not materially breach the terms of the Proprietary Rights Agreement. This Agreement will be terminated in every other respect as of the date Mr. Hart ceases to be an employee of the Company subsequent to a termination by the Company without Good Cause.

               6.4 TERMINATION AS A DIRECTOR. Any termination of Mr. Hart's status as an employee of the Company will also automatically terminate Mr. Hart's status as an officer and



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                                                                 Micronics/Hart
                                                           Employment Agreement



as a director serving on the Board, without any further action having to be taken by any person or entity. However, Mr. Hart agrees to provide such written resignations therefrom as the Company may reasonably request.

          7 GENERAL PROVISIONS.

               7.1 ARBITRATION. Mr. Hart and the Company will submit to binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the Company retains its right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be conducted in accordance with the Rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Cost of the arbitration (including, without limitation, reasonable attorney's fees and disbursements) will be borne by the losing party in such arbitration as determined the arbitrator(s) thereof. Notwithstanding the foregoing, any controversy or claim arising out of, or relating both to this Agreement or any breach hereof and to a breach of one or more of the Agreements described in Section 5 above will not be subject to arbitration pursuant to this Section 7.1 but may be litigated in any court having jurisdiction thereof.

               7.2 ENFORCEABILITY. If any provision of this Agreement shall be found by any arbitrator(s) or court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator(s) or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect. Remedies provided for in this Agreement are cumulative and are in addition to any other right or remedy granted to any party by contract, at law, in equity or otherwise.

               7.3 NO WAIVER. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

               7.4 ASSIGNMENT. This Agreement and all rights hereunder are personal to Mr. Hart and may not be transferred or assigned by Mr. Hart at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company's obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors and personal representatives of the respective parties hereto.



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                                                                 Micronics/Hart
                                                           Employment Agreement


               7.5 WITHHOLDING. All sums payable to Mr. Hart hereunder shall be reduced by federal, state, local and other withholding and similar taxes or payments required by applicable law.

               7.6 ENTIRE AGREEMENT; AMENDMENT. Except as specifically provided herein, this Agreement constitutes the entire and only agreement between the parties relating to employment of Mr. Hart by the Company and his status as an officer and director of the Company. This Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by both parties hereto.

               7.7 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by certified mail, return receipt requested, postage prepaid to the address of the relevant party as set forth above or as may be changed by notice given hereafter in accordance with the provisions of this Section 7.7.

               7.8 GENERAL INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural includes the singular, and the masculine gender includes both male and female referents. This Agreement maybe executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

MR. HART:                           MICRONICS COMPUTERS, INC.



/s/ CHARLES J. HART                 By: /s/ WM. E. SHELANDER
--------------------------              ---------------------------------------
Charles J. Hart                         Wm. E. Shelander,  Authorized Signatory





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